Exhibit 10.137

FIRST AMENDMENT

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

OG RETAIL HOLDING CO., LLC

THE INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR THE SECURITIES LAWS OF ANY STATE, CANADIAN PROVINCE OR OTHER COUNTRY.  THIS OFFERING HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED, NOR HAS THE ACCURACY OR ADEQUACY OF THE INFORMATION SET FORTH HEREIN BEEN PASSED UPON, BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES OR OTHER REGULATORY AUTHORITY.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INTERESTS OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Puente Hills Mall ● Tulsa Promenade Mall

Dated as of August 22, 2008

TABLE OF CONTENTS

1. INTERPRETATION	2

1.1. Definitions	2
1.2. Reference to Agreements	3
1.3. Miscellaneous	3
1.4. Currency	3

2. ADDITIONAL CAPITAL	3

2.1. Capital Call	3
2.2. Pro Rata	3
2.3. Waiver	3
2.4. Payment Date	3

3. AMENDMENTS	4

3.1. Forced Sale	4

4. REPRESENATIONS AND WARRANTIES	6

4.1. Representations	6
4.2. Authorization; Good Standing	6
4.3. Violation	6
4.4. Enforceability	6

5. MISCELLANEOUS	6

5.1. Expenses	6
5.2. Amendment	6
5.3. Terms of Agreement in Force	6
5.4. No Third Party Beneficiary	6
5.5. Headings	6
5.6. Invalid Provisions	6
5.7. Governing Law	7
5.8. Dispute Resolution	7
5.9. Construction	7
5.10. Counterparts	7
5.11. Confidentiality	7

i

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
OF OG RETAIL HOLDING CO., LLC

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF OG RETAIL HOLDING CO., LLC (this "Amendment"), dated as of August 22, 2008 (the "Effective Date"), by and among Glimcher Properties Limited Partnership, a Delaware limited partnership (“Class A Member”) and OMERS Realty Corporation, a corporation organized under the laws of Canada (the “Class B Member”; each of Class A Member and Class B Member, a “Member” and collectively, the “Members”).

RECITALS

WHEREAS, each of the Members entered into that certain LIMITED LIABILITY COMPANY AGREEMENT OF OG RETAIL HOLDING CO., LLC (as amended from time to time, the “Agreement”), dated as of December 29, 2005, to set forth their respective rights and responsibilities as members of OG Retail Holding Co., LLC (the “Company”), the indirect owner of substantially all of the interests in those retail assets commonly known as Puente Hills Mall and Tulsa Promenade Mall (collectively, the “Properties” and each a “Property”); and

WHEREAS, the Members desire to amend the Agreement to provide for, inter alia, additional capital to be authorized to be contributed by the Members on a pari passu basis in an amount not to exceed the Loan Prepayment Amount (as hereinafter defined) and to provide the Members with certain additional rights of liquidation with respect to the Properties and/or the interests therein, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	INTERPRETATION

1.1.
Definitions.  Unless otherwise expressly provided herein, all capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement; provided that the following terms as used in this Amendment shall have the following meanings:

“Borrower” means Puente Hills Mall, LLC, the record title holder of Puente Hills.

"Liquidity Date" means the earlier to occur of (i) the date (or next Business Day), that is six (6) months following the Effective Date, or (ii) the occurrence of Cause.

"Loan" means that certain mortgage loan in the original principal amount of $90,000,000, secured by a first mortgage lien on Puente Hills and evidenced by the Loan Agreement and promissory note associated therewith.

“Loan Agreement” means that certain Loan Agreement dated as of June 3, 2008, among Borrower, as borrower, the Lenders party thereto, as lenders, and Eurohypo AG, New York Branch, as lender and administrative agent.

“Loan Prepayment Amount” shall be the total sum of $45,128,554.69, comprised of the principal sum to be prepaid equal to $45,000,000, plus accrued interest on the principal amount prepaid equal to $126,492.19, plus breakage costs equal to $2,062.50.

“Payment Date” means August 22, 2008 or such other later date on which the Loan Prepayment Amount shall be due and owing.

“Puente Hills” means that property, including all fixtures, improvements and personal property related thereto, commonly known as Puente Hills Mall, and more particularly described in the Agreement.

1.2.
Reference to Agreements.  Any definition that defines a document, agreement or instrument shall mean such document, agreement or instrument, as it may be amended, modified or supplemented from time to time, excluding amendments, modifications and supplements made in violation of the Agreement.

1.3.
Miscellaneous.  Unless the context of this Amendment otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this Amendment; (iv) the term "Section" refers to the specified Section of this Amendment unless otherwise indicated; and (v) the phrases "include" and "including" shall mean "include without limitation" and "including without limitation."

1.4.	Currency. Unless otherwise indicated, all references to currency in this Amendment shall be to the lawful currency of the United States of America.

2.	ADDITIONAL CAPITAL

2.1.
Capital Call.  The Members hereby agree to the make additional cash Capital Contributions to the Company in an aggregate amount equal to the Loan Prepayment Amount, in accordance with Section 6.2 of the Agreement (except as set forth herein).

2.2.
Pro Rata. Each Member shall pay its pro-rata share of the additional Capital Contribution in an amount equal to its respective Percentage Interest of the Loan Prepayment Amount, it being agreed that the share of the Class A Member shall be the sum of $23,466,848.44 and the share of the Class B Member shall be the sum of $21,661,706.25.  Upon such contribution, each Member’s Capital Account shall be adjusted in accordance with Section 7.1 of the Agreement.

2.3.
Waiver. The Members hereby waive notice of the Capital Call contemplated by Section 2.1 of this Amendment, as provided for in Section 6.2 of the Agreement, and agree that this Amendment shall serve as full authorization, in lieu of any required meeting of the Management Committee, to authorize the Capital Call contemplated herein.

2.4.
Payment Date.  The Capital Call contemplated by Section 2.1 shall be made by each of the Members not later than 2:30 p.m. (New York time) on the Payment Date, or such other later time as the Members may mutually agree, by wire transfer of immediately available funds to the account set forth on Schedule A hereto or such other account as designated by the Administering Member not later than 9:00 a.m. (New York time) on the Payment Date, which account may include the account designated by any lender to the Loan.

3.	AMENDMENTS

3.1.	Forced Sale. A new Section 9.9 of the Agreement is hereby created, which reads as follows:

9.9	Forced Sale.

(a)           Notwithstanding anything contained in this Agreement  to the contrary, at any time following the Liquidity Date, each Member (such Member being the “Triggering Member”) shall have the right to require the marketing and sale of any Property or both Properties (the "Forced Sale Procedure") and to exclusively control such sale and marketing without the approval of the Responding Member (as defined below), subject to the following provisions of this Section 9.9, provided that the Responding Member and its Affiliates shall reasonably cooperate to effect such marketing and sale in a timely manner.

(b)           The Triggering Member may trigger the Forced Sale Procedure with respect to all (but not less than all) of any Property or both Properties (the “Subject Property”) by delivering to the other Member (the "Responding Member") a notice (the "Forced Sale Notice") identifying one or both of the Properties as the Subject Property and indicating that the Triggering Member wishes to cause a sale of the Subject Property.

(c)           Following the delivery of the Forced Sale Notice, the Triggering Member shall, on a commercially reasonable basis, commence the marketing and sale of the Subject Property for and on behalf of the Company; provided that each Member and its Affiliates shall have a reasonable opportunity to bid to be a purchaser. The Triggering Member shall deliver to the Members copies of all of the offers that it receives in respect of the Subject Property and each Member shall have the right to submit additional bids in response thereto.

(d)                 If the Forced Sale Procedure does not result in a sale of the Subject Property on or before the one hundred twentieth (120th) day immediately following the delivery of the Forced Sale Notice (the “Termination Date”), the Forced Sale Procedure and the rights of the Triggering Member to market and sell the Subject Property pursuant to the Forced Sale Notice shall terminate on the Termination Date, and (i) the Responding Member shall thereafter have the right to invoke the Forced Sale Procedure with respect to the Subject Property or any other Property and (ii) the Triggering Member shall not have the right to invoke the Forced Sale Procedure or issue a Forced Sale Notice with respect to any Property for a period of one year following the Termination Date.  Notwithstanding the foregoing, if the Triggering Member fails to complete a sale of the Subject Property as a result of the failure of the Responding Member to reasonably cooperate in the sale and marketing of the Subject Property in accordance with this Section 9.9, and such failure continues for a period of ten (10) days following written notice of such failure (which notice shall describe the matters for which cooperation is needed in reasonable detail and state that failure to cooperate may result in an extension of the Termination Date pursuant to this paragraph), the Termination Date may be extended for an additional period of sixty (60) days by written notice given by the Triggering Member with reasonable promptness thereafter.

(e)           It shall be a condition of any sale pursuant to the Forced Sale Procedure that:

(i)           The sale provides for payment of the purchase price in cash;

(ii)           Unless approved by all Members, the Triggering Member may only accept on behalf of the Company an offer that is a Qualifying Offer (as defined below), and if more than one Qualifying Offers is received, the Qualifying Offer that provides for the highest purchase price for the Subject Property;

(iii)           As used herein, “Qualifying Offer” means a duly executed, binding, written offer by a Member or a financially qualified, bona fide third party, for the purchase of the Subject Property from each Subsidiary that owns title to the Subject Property (collectively, the “Subject Subsidiary”) for an all-cash purchase price, and on an “as is, with all faults” basis, and otherwise containing terms, conditions, representations, warranties and indemnities binding on the Subject Subsidiary as seller of the Subject Property that are commercially reasonable in the United States real estate market for agreements for the purchase and sale of shopping centers similar in size and complexity to the Subject Property, provided, however, that a Qualifying Offer shall not contain any term, covenant, representation, warranty, indemnification, guarantee or other provision that would impose any liability or obligation on the Company, the Manager or the Members.

(iv)           The property manager in respect of the Subject Property offers the purchaser of the Property (including the Class A Member or Class B Member and/or any of their respective Affiliates if it is the purchaser), at such purchaser's option, either (i) to resign as the property manager of the Subject Property at the time of closing of title without payment of any penalty or other amount (other than amounts accruing with respect to the property manager's services prior to the date of the property manager's resignation); provided that the property manager must be given not less than thirty (30) days notice of the date of closing by such purchaser or the Triggering Member that it must resign on that date (or, if the date of closing is not reasonably ascertainable thirty (30) days prior to closing, such shorter time period, not less than ten(10) days, as is reasonable under the circumstances) which notice may be revoked in the event that the closing does not occur, or (ii) to remain as property manager of the Subject Property on terms to be reasonably agreed upon between the property manager and the purchaser for an appropriate transition period.

3.2.	Defined Terms. The terms defined herein shall be incorporated into the Agreement by reference.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Representations. Each Member represents, warrants, agrees and/or acknowledges, as applicable, for the benefit of the Company and the other Members, that of the date hereof:

4.2.
Authorization; Good Standing. It is an entity, duly organized or formed and validly existing and in good standing under the laws of the jurisdiction of its organization or formation; it has all requisite power and authority to enter into this Amendment, to perform its obligations hereunder; and the execution, delivery and performance of this Amendment has been duly authorized by all necessary action.

4.3.	Violation. Its execution and delivery of this Amendment and the performance of its obligations hereunder will not conflict with or violate any of the provisions of its organizational documents.

4.4.	Enforceability. This Amendment and the Agreement, as amended hereby, is a binding obligation of such Member enforceable against such Member in accordance with its terms.

5.	MISCELLANEOUS

5.1.
Expenses.  All reasonable costs and expenses incurred by each Member in connection with this Amendment and the transactions contemplated hereby (including, with limitation, the fees and disbursements of one counsel) shall be borne by the Company.

5.2.
Amendment.  The Agreement, as amended hereby, is hereby ratified and confirmed by the parties, and may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.3.
Terms of Agreement in Force.  Except as amended and modified hereby, all terms of the Agreement, as heretofore in effect, shall remain in full force and effect, and, as amended and modified hereby, are hereby ratified and confirmed in all respects.

5.4.
No Third Party Beneficiary.  The terms and provisions of this Amendment are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Amendment does not confer any such rights.

5.5.
Headings.  Section titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

5.6.
Invalid Provisions.  If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future law (a) such provision shall be fully severable, (b) this Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Amendment a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

5.7.	Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

5.8.	Dispute Resolution. The provision of Section 12.7 of the Agreement shall apply mutatis mutandis, with respect to this Amendment.

5.9.
Construction.  The parties hereto agree that this Amendment is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Amendment, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

5.10.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11.	Confidentiality. The provision of Section 12.15 of the Agreement shall apply mutatis mutandis, with respect to this Amendment.

[Signature page to First Amendment to Limited Liability Company Agreement  of OG Retail Holding Co., LLC]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each party hereto.

OMERS REALTY CORPORATION,
a corporation organized under the laws of Canada

By:    /s/ Andrew D. Trickett
Andrew D. Trickett
Senior Vice President

By:    /s/ Gawain S. E. Smart
Gawain S.E. Smart
Vice President

GLIMCHER PROPERITIES LIMITED PARTNERSHIP,
a Delaware limited partnership, by its general partner,
Glimcher Properties Corporation

By:    /s/ George A. Schmidt
George A. Schmidt
Executive Vice President and Chief Investment Officer